Exhibit 4.1

CENTENE ESCROW I CORPORATION

TO BE MERGED WITH AND INTO CENTENE CORPORATION

$1,800,000,000

5.375% Senior Notes due 2026

INDENTURE

Dated as of May 23, 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

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APPENDIX AND EXHIBITS

RULE 144A/REGULATION S APPENDIX	App. - 1

EXHIBIT A Form of Note	Exhibit A

EXHIBIT B Form of Notation of Guarantee	Exhibit B

EXHIBIT C Form of Supplemental Indenture—Assumption	Exhibit C

EXHIBIT D Form of Supplemental Indenture—Subsidiary Guarantor	Exhibit D

NOTE: This Table of Contents shall not, for any purpose, be deemed to be a part of this Indenture.

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This INDENTURE dated as of May 23, 2018, is by and between Centene Escrow I Corporation (the “Escrow Issuer”), a Delaware corporation and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, all things and acts necessary to make this Indenture the legal, valid and binding obligation of the Escrow Issuer have been done.

For and in consideration of the premises and purchase by the Holders (as defined herein) of (a) $1,800,000,000 aggregate principal amount of the 5.375% Senior Notes due 2026 (the “Initial Notes”) issued on the Issue Date under this Indenture and (b) any Additional Notes (as defined herein) that may be issued after the Issue Date, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“2021 Indenture” means the indenture dated as of February 11, 2016, among Centene Escrow Corporation and the Trustee, as supplemented by the first supplemental indenture dated as of March 24, 2016, among the Company and the Trustee.

“2024 Indenture” means the indenture dated as of February 11, 2016, among Centene Escrow Corporation and the Trustee, as supplemented by the first supplemental indenture dated as of March 24, 2016, among the Company and the Trustee.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means, subject to the Issuer’s compliance with Section 4.08, any additional 5.375% Senior Notes due 2026 issued from time to time after the Issue Date under the terms of this Indenture other than pursuant to Sections 2.08, 2.09, 2.12, 3.06 or 9.04 of this Indenture (it being understood that any Notes issued in exchange for or replacement of any Initial Note issued on the Issue Date shall not be an Additional Note).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; or

(2) the excess, if any, of

(a) the present value at such redemption date of (i) the redemption price of such Note at June 1, 2021 (such redemption price being set forth in paragraph 5 of the Note), plus (ii) all required interest payments due on such Note through June 1, 2021 (excluding accrued but unpaid interest to, but excluding, the redemption date), computed by the Company using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such Note as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated September 12, 2017, by and between the Company and Fidelis, as amended, restated or modified (in whole or in part) from time to time.

“Asset Sale” means (a) the sale, lease, transfer, conveyance or other disposition of any assets, other than sales, leases, transfers, conveyances or other dispositions of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.11; and (b) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with Section 5.01;

(5) a Restricted Payment or Permitted Investment that is permitted by Section 4.09;

(6) the disposition of Equity Interests in Permitted Joint Ventures; provided that the Company maintains ownership of at least 35.0% of the outstanding Equity Interests in the applicable Permitted Joint Venture and control (as such term is defined in Section 405 under the Securities Act) over the operations of the applicable Permitted Joint Venture;

(7) the disposition of property, assets or equipment that are obsolete, damaged or worn out or that are no longer useful in the conduct of the Company or its Subsidiaries’ business and that are disposed of in the ordinary course of business;

(8) a Sale/Leaseback Transaction; provided that at least 75.0% of the consideration paid to the Company or any Restricted Subsidiary of the Company for such Sale/Leaseback Transaction consists of cash received at closing;

(9) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(10) any substantially contemporaneous (and in any event occurring within 365 days of each other) purchase and sale or exchange of any properties or assets or interests used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person;

(11) the sale or disposition of the real property owned by the Company or its Restricted Subsidiaries on the Issue Date, including the Company’s existing office building located at 7700 Forsyth Boulevard, Clayton, Missouri;

(12) the lease, assignment, or sublease of real or personal property in the ordinary course of business;

(13) the foreclosure, condemnation, eminent domain or similar action on assets;

(14) the grant of any non-exclusive license or sub-licenses of patents, trademarks, know-how or any other intellectual property in the ordinary course of business;

(15) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(16) any foreclosure, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture.

“Assumption” means the consummation of the transactions whereby the Company will assume all of the obligations of the Escrow Issuer under the Notes and this Indenture pursuant to a supplemental indenture substantially in the form of Exhibit C.

“Assumption Date” means the date of the consummation of the Fidelis Acquisition and the Assumption.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction (domestic or foreign) relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” (as those terms are used in Section 13(d)(3) and Section 14(d) of the Exchange Act, respectively), such “person” or “group,” as the case may be, will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“BMOH Loan” means a certain construction loan, as amended, restated, replaced, supplemented or otherwise modified from time to time, in the original principal amount of $200,000,000, by and among BMO Harris Bank N.A., as administrative agent, lenders party thereto and Centene Forsyth Subsidiary.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members, any controlling committee of managing members or other governing body thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, St. Louis, Missouri or in the jurisdiction of the place of any payment are permitted or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. For the avoidance of doubt, Capital Lease Obligations shall not include any former operating leases which became capital leases solely as a result of changes in lease accounting under GAAP subsequent to February 11, 2016.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) Dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $250.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (5) and (6) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;

(5) commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency) with maturities of one year or less from the date of acquisition; and

(7) money market or mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Centene Forsyth Project” means the development and construction of an office building complex project by the Centene Forsyth Subsidiary to be located at 7676 of Forsyth Boulevard in Clayton, Missouri.

“Centene Forsyth Subsidiary” means the wholly-owned Subsidiary of the Company named Centene Center I LLC, a Delaware limited liability company.

“Centene Plaza Phase II Project” means the development and construction of an office building complex project by the Centene Plaza Phase II Subsidiary.

“Centene Plaza Phase II Subsidiary” means the wholly-owned subsidiary of the Company that will be the initial developer of the Centene Plaza Phase II Project.

“Centene Plaza Project” means the development and construction of an office building complex project by the Centene Plaza Subsidiary to be used as the Company’s headquarters and located at the 7700 block of Forsyth Boulevard in Clayton, Missouri.

“Centene Plaza Subsidiary” means the wholly-owned subsidiary of the Company named Centene Center LLC, a Delaware limited liability company.

“Change of Control” means the occurrence of any of the following:

(1) the consummation of a transaction giving rise to the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act, respectively);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35.0% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the above in this definition, the following shall not constitute a Change of Control: (i) the consummation of the Fidelis Acquisition, the Assumption or the Escrow Merger or (ii) a transaction or series of transactions in which (x) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) the direct or indirect Beneficial Owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the Beneficial Owners of the Voting Stock of the Company immediately prior to such transaction or transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Centene Corporation, and any successor thereto.

“Company Order” means a written order signed in the name of the Issuer by an Officer and delivered to the Trustee or, with respect to Sections 2.02, 2.08, 2.09, 2.12 and 9.04 any other employee of the Issuer named in an Officers’ Certificate delivered to the Trustee.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for expenses to be paid in cash in any future period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) an amount equal to any extraordinary, unusual or non-recurring loss, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) severance payments related to management employment contracts, non-cash stock-based compensation expense and net income attributable to non-controlling interests in such Person’s non-wholly-owned Subsidiaries; plus

(6) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board – Accounting Standards Codification topics 360 and 350 or any successor pronouncement; plus

(7) the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) to the extent that such charge, reserve, cost or expense was deducted in computing such Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to existing lines of business; plus

(8) payments of actual or prospective litigation, legal settlements, fines, judgments or orders and costs associated therewith or, if earlier, when accrued or expensed, in each case to the extent such payments, accruals or expenses were deducted in computing such Consolidated Net Income; provided, however, that (a) any amounts added to Consolidated Cash Flow when accrued or expensed shall not be added again when paid and (b) upon any reversal of any amounts accrued or expensed, such amounts shall be deducted from Consolidated Cash Flow for the applicable period to the extent of such reversal; plus

(9) the amount of earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; plus

(10) any costs or expense incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are (x) non-cash or (y) otherwise funded with cash proceeds contributed to the common equity capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 4.09(a); plus

(11) adjustments of a similar nature to those used in connection with the calculation of “Adjusted EBITDA” as set forth in the Offering Memorandum under the caption “Summary — Summary Historical Consolidated Financial Information of Centene,” in each case applied in good faith to the extent such adjustments continue to be applicable during the period in which Consolidated Cash Flow is being calculated; minus

(12) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated Net Income of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any Net Income (loss) of any Person if such Person is not a Restricted Subsidiary except that:

(a) subject to the limitations contained in clauses (2) and (3) of this definition, the Company’s equity in the Net Income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary of the Company as a dividend or other distribution; and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary of the Company;

(2) Net Income or loss of any Person for any period prior to the acquisition of such Person by the Company or a Restricted Subsidiary of the Company, or the Net Income or loss of any Person who succeeds to the obligations of the Company under this Indenture for any period prior to such succession;

(3) the cumulative effect of a change in accounting principles;

(4) any (a) fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with the Transactions, the Health Net Transactions or any other acquisition (including integration costs), Investment, asset disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction (i) consummated prior to the Issue Date or (ii) proposed, contemplated or undertaken but not completed) and (b) any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Financial Accounting Standards Board – Accounting Standards Codification topic 805 and gains or losses associated with Financial Accounting Standards Board – Accounting Standards Codification topic 460 or any successor pronouncements);

(5) accruals and reserves that are established or adjusted for such period within two years after the Issue Date that are so required to be established or adjusted as a result of the Transactions or the Health Net Transactions in accordance with GAAP;

(6) any purchase accounting effects for such period, including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in-process research and development); and

(7) any net after-tax effect of gains or losses for such period (less all fees, expenses and charges relating thereto) attributable to (a) asset dispositions (including the sale or other disposition of any Equity Interests or other securities of any Person) or (b) the extinguishment of any Indebtedness of any such Person or any of its Restricted Subsidiaries, in each case other than in the ordinary course of business, as determined in good faith by the Issuer.

In addition, to the extent not already accounted for in Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, notwithstanding anything to the contrary in the foregoing in this definition, Consolidated Net Income shall include, without duplication, (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Issuer has determined in good faith that there is reasonable evidence that it will be reimbursed by the insurer in respect of such period from business interruption insurance (with any amounts so added back deducted from such Consolidated Net Income to the extent coverage is denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Total Assets” means, as of the date of any determination thereof, the total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof, or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Revolving Credit Facility) note purchase agreements, indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities, notes or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and by means of sales of debt securities to institutional investors) in whole or in part from time to time under the same or any other agent, lender or group of lenders, underwriter or group of underwriters and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by Section 4.08 hereof.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.08 or 2.12 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note legend set forth in Exhibit A and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.09 hereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any sale of Capital Stock (other than Disqualified Stock) of the Issuer to any Person other than a sale (a) of Capital Stock to any Subsidiary of the Issuer or (b) of Capital Stock pursuant to a registration statement on Form S-8 or otherwise relating to Capital Stock issuable under any employee benefit plan of the Issuer.

“Escrow Agent” means SunTrust Bank, in its capacity as bank, securities intermediary and escrow agent appointed and authorized under the Escrow Agreement, and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement dated May 23, 2018, by and among the Escrow Issuer, The Bank of New York Mellon Trust Company, N.A., as Trustee under this Indenture and Secured Party (as defined therein), and the Escrow Agent.

“Escrow Issuer” means Centene Escrow I Corporation, and any successor thereto.

“Escrow Merger” means the merger of the Escrow Issuer with and into the Company, with the Company continuing as the surviving corporation on the Assumption Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness existing on the Issue Date (other than Indebtedness under this Indenture and the Revolving Credit Facility).

“Fair Market Value” means, with respect to any Asset Sale or Restricted Payment or other item, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company.

“Fidelis” means New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York, a New York not-for-profit corporation.

“Fidelis Acquisition” means the Company’s (acting through a newly formed wholly-owned Subsidiary) acquisition of substantially all of the assets, and assumption of certain liabilities, of Fidelis pursuant to and in accordance with the terms of the Asset Purchase Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the eighteen-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties, (d) reductions from the consolidation of operations and streamlining of corporate overhead and (e) cost savings, operating expense reductions and other operating improvements or synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of one year).

Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (x) solely in Equity Interests of the Company (other than Disqualified Stock) or (y) to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; less

(5) consolidated interest income of such Person and its Restricted Subsidiaries for such period.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States of America or any State thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note” or “Global Notes” means the Notes in the form established pursuant to Section 2.03 hereof, evidencing all or part of the Notes issued to the Depositary or its nominee and registered in the name of such Depositary or nominee.

“Government Securities” means direct Obligations of, or Obligations guaranteed by (or certificates representing an ownership interest in such Obligations), the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company’s option.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns.

“Health Net Transactions” means the “Transactions” as defined in the 2024 Indenture and the 2021 Indenture as of the Issue Date.

“Hedging Obligations” means, with respect to the Company or any of its Restricted Subsidiaries, the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to either (a) protect such Person against fluctuations in interest rates with respect to any floating rate Indebtedness that is permitted to be incurred under this Indenture or (b) transform fixed rate Indebtedness that is permitted to be incurred under this Indenture to a floating rate liability or obligation.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding letters of credit and surety bonds entered into in the ordinary course of business to the extent such letters of credit or surety bonds are not drawn upon;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or Trade Payable;

(6) representing any Hedging Obligations; or

(7) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, to the extent any Indebtedness incurred in connection with the Centene Plaza Project, Centene Forsyth Project and the Centene Plaza Phase II Project appears as a liability on the balance sheet of the Company or one of its Restricted Subsidiaries and is non-recourse to the Company and its Restricted Subsidiaries, such Indebtedness will not constitute “Indebtedness” for all purposes under this Indenture.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Independent Financial Advisor” means an independent accounting, appraisal or investment banking firm or consultant, (i) in the case of real estate or in foreign jurisdictions, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged and (ii) in each other case, of nationally recognized standing and, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Indirect Obligation” means, with respect to any Person, each obligation and liability of such Person, and all such obligations and liabilities of such Person, incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) Guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) Guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Indirect Obligation shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability Guaranteed or supported thereby.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.09(c) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.09(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means May 23, 2018.

“Issuer” means the Escrow Issuer, prior to the consummation of the Assumption, and the Company, upon consummation of the Assumption, until a successor replaces the Company pursuant to the applicable provisions of this Indenture and thereafter the “Issuer” shall mean such successor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not expressly conditioned upon the availability of, or on obtaining, third party financing; provided, however, that solely for purposes of clause (C) of Section 4.09(a), Consolidated Net Income of the Issuer shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Limited Originator Recourse” means a reimbursement obligation of the Company in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that the Company’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the aggregate principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by the Company pursuant to Section 4.08 hereof.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person for any period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts (a) required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (b) required to be paid as a result of such sale and (4) any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow agreement, as the case may be.

“NML Loan” means a certain loan in the original principal amount of $80,000,000 from The Northwestern Mutual Life Insurance Company to the Centene Plaza Subsidiary secured by various collateral, including but not limited to the interest of the Centene Plaza Subsidiary in the Centene Plaza Project.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” means the Initial Notes and any Additional Notes.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated May 9, 2018 related to the offer and sale of the Initial Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, Secretary, Treasurer, any Executive Vice President or any Senior Vice President of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal executive officer or principal financial officer of the Issuer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee, from legal counsel, which meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any other healthcare business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business.

“Permitted Investments” means:

(1) any Investment in the Company or a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11 hereof or any other disposition not constituting an Asset Sale;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of Obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of the Company;

(9) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(10) loans and advances to non-executive officers and employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company or any of its Restricted Subsidiaries in an aggregate amount for all such loans and advances not to exceed $15.0 million at any time outstanding;

(11) Investments existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided, however, that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12) Permitted Market Investments;

(13) Investments in Permitted Joint Ventures in an amount not to exceed at any one time outstanding 5.0% of the Company’s Consolidated Total Assets;

(14) Investments by the Company or a Restricted Subsidiary of the Company in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (x) $1,300.0 million or (y) 4.0% of the Company’s Consolidated Total Assets;

(16) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of a Person merged, amalgamated or consolidated with or into the Issuer or merged, amalgamated or consolidated with or into a Restricted Subsidiary of the Issuer or the Issuer after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date such acquisition, merger, amalgamation or consolidation was completed;

(17) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness or Disqualified Stock of a Restricted Subsidiary of the Issuer consisting of Acquired Debt (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer or was otherwise acquired by the Issuer or a Restricted Subsidiary of the Issuer or (b) otherwise in connection with or in contemplation of such acquisition);

(18) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.13(b) (except transactions described in clauses (5), (12), (13) and (14) thereof);

(19) (a) Guarantees of Indebtedness to the extent such Guarantees are permitted by and made in accordance with Section 4.08 and Section 4.16, (b) keepwells and similar arrangements (in each case not in respect of Indebtedness) entered into in the ordinary course of business and (c) performance guarantees with respect to obligations that are permitted by this Indenture;

(20) non-cash Investments in connection with tax planning and reorganization activities;

(21) pledges or deposits with respect to leases or utilities provided to third parties or Liens permitted under Section 4.10; and

(22) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Joint Venture” means any joint venture that the Company or any of its Restricted Subsidiaries is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens in favor of the Company or any of its Restricted Subsidiaries;

(2) Liens on any property or assets of a Person existing at the time such Person is merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such merger, amalgamation or consolidation and not incurred in contemplation of such merger, amalgamation or consolidation and do not extend to any property or assets other than those of the Person merged, amalgamated or consolidated with or into the Company or the Restricted Subsidiary;

(3) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided, in each case, that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4) Liens on any property or assets existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property or assets of the Company or the Restricted Subsidiary;

(5) Liens to secure the performance of statutory Obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under Employee Retirement Income Security Act of 1974);

(6) Liens existing on the Issue Date;

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is security for a Permitted Lien hereunder;

(9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries, which transactions or obligations are incurred in the ordinary course of business for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.08(b) hereof; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 270 days of such acquisition, construction or improvement;

(11) Liens to secure Indebtedness of the Company’s Foreign Restricted Subsidiaries permitted by clause (11) of Section 4.08(b) hereof; provided that any such Lien covers only the assets of such Foreign Restricted Subsidiaries;

(12) Liens securing Indebtedness permitted by clauses (16) and (17) of Section 4.08(b) hereof;

(13) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(14) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(15) other Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to Indebtedness in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed 20.0% of the Company’s Consolidated Total Assets at any one time outstanding; and

(16) the Lien on the Escrowed Property in favor of the Trustee for the benefit of Holders of Notes under Section 3.09;

(17) Liens securing Acquired Debt or other Indebtedness permitted by clause (12) of Section 4.08(b); provided, however, that any such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), (a) acquired, or (b) of any Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary of the Issuer, in each case in any transaction to which such Indebtedness relates;

(18) Liens on earnest money deposits of cash or Cash Equivalents, escrow arrangements or similar arrangements made by the Issuer or any Restricted Subsidiary of the Issuer in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the indenture;

(19) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancings, refundings, restatements, exchanges, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (2), (4), (6), (8), (10), (11), (12), (15), (17), (18), (21), (24), (29) and (31) of this definition; provided, however, that (a) any such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property, including (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (2), (4), (6), (8), (10), (11), (12), (15), (17), (18), (21), (24), (29) and (31) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement;

(20) Liens given to a public utility or any municipality, regulatory or governmental authority when required by such utility or authority in connection with the operations of that Person;

(21) Liens securing Indebtedness permitted to be incurred under Section 4.08 in an aggregate principal amount not to exceed 1.50% of Consolidated Total Assets at any one time outstanding;

(22) Liens relating to the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(23) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection;

(24) Liens to secure Indebtedness of any Subsidiary that is not a Guarantor, permitted to be incurred by this Indenture, covering only the assets and properties of such Subsidiary;

(25) Liens deemed to exist in connection with Investments in repurchase obligations permitted under clause (4) of the definition of “Cash Equivalents”;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure the premiums with respect thereto, and Liens, pledges or deposits in the ordinary course of business securing liabilities for premiums or reimbursements or indemnification obligations of (including obligations in respect of letters of credit or bank guaranty for the benefits of) insurance carriers;

(27) Liens on trusts, cash, Cash Equivalents or Permitted Investments used to satisfy and discharge, defease, repurchase or redeem Indebtedness or similar obligations; provided, however, that such satisfaction and discharge, defeasance, repurchase or redemption is otherwise permitted by this Indenture;

(28) Leases, licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the operation of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(29) Liens securing the Notes and any Subsidiary Guarantees;

(30) Liens securing judgments, orders or awards for the payment of money attachments (or appeal or other surety bonds relating to such judgments) not giving rise to an Event of Default; and

(31) prior to the date on which a Permitted Investment is consummated, Liens arising from any escrow arrangement pursuant to which the proceeds of any equity issuance, debt issuance or Indebtedness or other funds (including any prefunded interest) used to finance all or a portion of such Permitted Investment are required to be held in escrow pending release to consummate such Permitted Investment.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred under any combination of categories (including in part under one such category and in part under any other such category) and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Market Investments” means any security that (a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets, (c) other than in the case of an equity security, has no lower than an “investment grade” rating from any nationally recognized rating agency or (d) satisfies the Company’s investment guidelines as approved by the Board of Directors of the Company; provided that the aggregate amount of Permitted Market Investments consisting of common stock shall not exceed 10.0% of the aggregate amount of Permitted Market Investments held by the Company and its Restricted Subsidiaries at any time.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or which serves to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) and including additional Indebtedness incurred to pay Permitted Refinancing Expenses incurred in connection with such exchange, extension, refinancing, renewal, replacement, defeasance or refunding; provided, however, that:

(1) the aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all Permitted Refinancing Expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

For the avoidance of doubt, Permitted Refinancing Indebtedness in respect of any Indebtedness may be incurred within 180 days after the exchange, extension, refinancing, renewal, replacement, defeasance or refunding of any such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.09 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.

“Purchase Agreement” means the Purchase Agreement, dated May 9, 2018, among the Escrow Issuer, the Company and the representatives of the initial purchasers of the Initial Notes, as amended, restated or modified (in whole or in part) from time to time.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which (a) the Company or such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Ratings Agency” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Real Estate Indebtedness” means (a) any debt or obligations of the Company or any of its Subsidiaries in whole or in part secured by interests in real property, including, but not limited to, the NML Loan, the BMOH Loan and extensions, renewals and refinancings of such Indebtedness and (b) Indirect Obligations of the Company with respect to any debt or obligations of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary and extensions, renewals and refinancings of such Indebtedness of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary; provided that such Indebtedness of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary (with respect to which the Company has Indirect Obligations) is used solely to finance the Centene Plaza Project, Centene Forsyth Project or the Centene Plaza Phase II Project, as applicable.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary of the Company, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Redemption Date” when used with respect to any Note to be redeemed, shall mean the date specified for redemption of such Note in accordance with the terms of such Note and this Indenture.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the terms of such Note and this Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Credit Agreement, dated as of March 24, 2016, as amended and restated as of December 14, 2017, by and among the Company, the various financial institutions named therein, as lenders, and Wells Fargo Bank, National Association, as Administrative Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or such Restricted Subsidiary transfers such property to a Person (other than to the Company or a Restricted Subsidiary) and the Company or such Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company:

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of the Company (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(a) is Guaranteed by the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(c) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause such entity to achieve certain levels of operating results; and

(5) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions.

“Senior Debt” means:

(1) all Indebtedness of the Company outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by the Company;

(b) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(c) any Trade Payables; or

(d) the portion of any Indebtedness that is incurred in violation of this Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Special Record Date” for the payment of any Defaulted Interest on the Notes means a date fixed by the Trustee pursuant to Section 2.14 hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by a Guarantor of the Company’s obligations under this Indenture and on the Notes, executed pursuant to this Indenture and any supplemental indenture hereto.

“Tax Sharing Agreements” means the tax sharing agreements, by and among the Company and each of its Subsidiaries party thereto as in effect on the Issue Date and any other such agreements on customary terms, as any of the foregoing may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Total Debt” means all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis.

“Total Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Total Debt as of the date of determination to (b) the Consolidated Cash Flow of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

“Transactions” means, collectively, any or all of the following:

(1) the entry into the Asset Purchase Agreement and the consummation of the Fidelis Acquisition and the other transactions contemplated thereby;

(2) the entry into this Indenture, the Purchase Agreement and the Escrow Agreement and the offer, sale and issuance of the Initial Notes;

(3) the consummation of the Escrow Merger and the Assumption;

(4) any equity financing of the Fidelis Acquisition; and

(5) all other transactions relating to any of the foregoing (including payment of fees, commissions and expenses related to the foregoing).

“Treasury Rate” means, as of any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to June 1, 2021; provided, however, that if the period from the Redemption Date to June 1, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 1, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the Person named as the “Trustee” in the Recitals of this Indenture, and its successors and assigns, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution of the Company, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) except for the Escrow Issuer prior to the Assumption Date, to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
Acceleration Notice	6.02
Acceptable Commitment	4.11	(3)
Advance Offer	4.11	(3)
Advance Portion	4.11	(3)
Affiliate Transaction	4.13
Aggregate Release Amount	3.09	(d)
Appendix	2.01
Applicable Law	12.17
Asset Sale Offer	4.11	(3)
Asset Sale Proceeds Application Period	4.11	(2)
Benefited Party	10.01
Change of Control Amount	4.15	(a)
Change of Control Offer	4.15	(a)
Covenant Defeasance	8.03
Defaulted Interest	2.14
defeasance trust	8.04	(a)
DTC	2.05
Escrow Account	4.18	(a)
Escrow Release	4.18	(a)
Escrowed Property	4.18	(a)
Event of Default	6.01
Excess Proceeds	4.11	(3)

Term	Defined in Section
incur	4.08	(a)
Initial Purchasers’ Commission	3.09	(d)
Legal Defeasance	8.02
losses	7.07
Note Register	2.05
Offer Amount	3.08	(c)(2)
Offer Period	3.08	(d)
Offer to Purchase	3.08	(a)
Outside Date	3.09	(a)
Paying Agent	2.05
Payment Default	6.01	(g)(A)
Permitted Debt	4.08	(b)
Permitted Refinancing Expenses	4.08	(c)
Purchase Date	3.08	(d)
Purchase Price	3.08	(c)(2)
Registrar	2.05
Restricted Payments	4.09	(a)(4)
Special Mandatory Redemption	3.09	(a)
Special Mandatory Redemption Date	3.09	(a)
Special Mandatory Redemption Price	3.09	(a)
Surviving Entity	5.01	(a)(1)(B)
Terminated Covenants	4.17	(b)
Trustee	8.05

Section 1.03 No Incorporation by Reference of Trust Indenture Act.

Notwithstanding any other provision in this Indenture, no obligation or requirement under the TIA shall be applicable to the Issuer or any Guarantor.

Section 1.04 Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(6) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(7) “including” means “including without limitation;”

(8) provisions apply to successive events and transactions;

(9) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder;

(10) “principal” of a security means the principal of the security plus the premium, if any, payable on the security which is due or overdue or is to become due at the relevant time;

(11) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater; and

(12) When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Issuer (which election may be made on the date of such acquisition), be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition, and, for the avoidance of doubt, (a) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated Cash Flow or Consolidated Total Assets of the Issuer or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (b) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that (i) if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized and (ii) if the Issuer elects to have such determinations occur at the time of entry into such definitive agreements, any such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date such definitive agreements are entered into and shall be deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such definitive agreements and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition or related incurrence of Indebtedness has been abandoned, as determined by the Issuer, prior to the consummation thereof.

ARTICLE 2.

THE NOTES

Section 2.01 Form Generally.

Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Notes shall be substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations (including, for the avoidance of doubt, transfer restriction legends) as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes as evidenced by their execution of the Notes.

The certificated Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, provided that such method is permitted by the rules of any securities exchange on which such Notes may be listed, all as determined by the Officers executing such Notes as evidenced by their execution of such Notes.

Section 2.02 Execution, Authentication Delivery and Dating.

Two Officers shall sign the Notes for the Issuer by manual, facsimile or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual, facsimile or electronic signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

Date:	By:
Authorized Signatory

Each Note shall be dated the date of its authentication.

With respect to Notes that are not to be originally issued at one time, the Trustee may conclusively rely, as to the authorization by the Issuer of any of such Notes, the forms and terms thereof and the legality, validity, binding effect and enforceability thereof, upon the Opinion of Counsel and the other documents delivered pursuant to this Section 2.02, as applicable, in connection with the first authentication of Notes.

Notwithstanding the foregoing, if any Note shall have been duly authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.13 hereof together with a written statement stating that such Note has never been issued and sold by the Issuer, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

Section 2.03 Notes in Global Form.

Notes issued as a Global Note shall represent such of the outstanding Notes as shall be specified therein and may provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon or otherwise notated on the books and records of the Registrar and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the aggregate principal amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder thereof.

Global Notes may be issued in either registered or bearer form and in either temporary or permanent form. Permanent Global Notes will be issued in definitive form.

The provisions of the last sentence of Section 2.02 hereof shall apply to any Note represented by a Global Note if such Note was never issued and sold by the Issuer, and the Issuer delivers to the Trustee the Note in global form together with written instructions with regard to the reduction in the principal amount of Notes represented thereby, together with the written statement contemplated by the last sentence of Section 2.02 hereof.

Notwithstanding the provisions of Sections 2.02 and 2.14 hereof, payment of principal of and any interest on any Global Note shall be made to the person or persons specified therein.

None of the Issuer, the Trustee, any Paying Agent or Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.04 Amount of Notes.

On the Issue Date, the Trustee shall authenticate and deliver, pursuant to a Company Order, $1,800,000,000 aggregate principal amount of 5.375% Senior Notes due June 1, 2026 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in a Company Order. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.16 after the Issue Date, shall certify that such issuance is in compliance with Section 4.08. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Section 4.08 hereof. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

All Notes shall be substantially identical except as to the date from which interest shall accrue, any applicable transfer restrictions and except as may otherwise be provided in any indenture supplemental hereto.

If any of the terms of the Notes are established by action taken pursuant to a Board Resolution, a copy of any appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate setting forth the terms of the Notes.

Section 2.05 Registrar and Paying Agent.

The Issuer shall maintain, with respect to the Notes, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) in the Borough of Manhattan, the City of New York. The Registrar shall keep a register (the “Note Register”) of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar of Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.06 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Issuer at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) shall have no further liability for such funds. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(i) and (j) hereof relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.07 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.08 Registration; Registration of Transfer and Exchange.

The Notes shall be transferable only in compliance with the Appendix. Upon surrender for registration of transfer of any Notes at an office or agency of the Issuer designated pursuant to Section 4.02 hereof for such purpose, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount. The Issuer shall not charge a service charge for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of the Notes from the Holder requesting such transfer or exchange (other than any exchange of a temporary Note for a permanent Note not involving any change in ownership or any exchange pursuant to Sections 2.12, 3.06 or 9.04 hereof, not involving any transfer).

Notwithstanding any other provisions (other than the provisions set forth in the fourth paragraph) of this Section 2.08, a Global Note representing all or a portion of the Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Each Global Note is exchangeable for Notes in certificated form only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and the Issuer fails within 90 days thereafter to appoint a successor Depositary, (ii) the Issuer in its sole discretion determines that such Global Note shall be exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Notes. In any such event the Issuer will issue, and the Trustee, upon receipt of a Company Order for the authentication and delivery of certificated Notes, will authenticate and deliver Notes in certificated form in exchange for such Global Note. In any such instance, an owner of a beneficial interest in either Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any larger amount that is an integral multiple of $1,000, will be issued in registered form only, without coupons, and will bear transfer restriction legends when required by the Appendix.

Upon the exchange of a Global Note for Notes in certificated form, such Global Note shall be cancelled by the Trustee. All cancelled Notes held by the Trustee shall be disposed of by the Trustee and, upon written request by the Issuer, a certificate of their disposal delivered to the Issuer. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.08 hereof shall be registered in such names and in such authorized denominations as the Depositary for such Note in global form, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee in writing. The Trustee shall deliver such Notes as instructed in writing by the Depositary.

At the option of the Holders of certificated Notes, certificated Notes may be exchanged for other certificated Notes of any authorized denomination or denominations of like aggregate principal amount and tenor, upon surrender of the certificated Notes to be exchanged at such office or agency. Whenever any certificated Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the certificated Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes pursuant to the terms of this Indenture shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed, by the Holder thereof or his or her attorney duly authorized in writing.

The Issuer shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning 15 Business Days before any selection of Notes to be redeemed and ending at the close of business on the day of the sending of the relevant notice of redemption or (ii) to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Section 2.09 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Issuer, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee or the Issuer, to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Issuer, such Holder shall reimburse the Issuer for its reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section 2.09 shall be the valid obligation of the Issuer, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10 Outstanding Notes.

The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11 hereof, a Note shall not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.12 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the temporary Note will be exchangeable for Definitive Notes upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture as permanent Notes.

Section 2.13 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Issuer, the Issuer directs them to be returned to it.

Certification of the disposal of all cancelled Notes shall be delivered to the Issuer from time to time upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14 Payment of Interest; Defaulted Interest.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.

If the Issuer defaults in a payment of interest on the Notes which is payable (“Defaulted Interest”), it shall pay the Defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the Defaulted Interest, to the Persons who are Holders on a subsequent Special Record Date, in each case at the rate provided in the Notes. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on such Notes and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such Special Record Date and payment date; provided that no such Special Record Date shall be less than 10 days prior to the related payment date for such Defaulted Interest. At least 15 days before the Special Record Date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to Holders a notice that states the Special Record Date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.14 and Section 2.08 hereof, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15 CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.16 Additional Notes.

The Issuer shall be entitled, subject to its compliance with Section 4.08 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price and any applicable transfer restrictions. The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, redemptions and Offers to Purchase; provided, however, that if Additional Notes are issued following the Assumption Date, such Additional Notes shall not be subject to Sections 3.09, 4.18 and 4.19; provided, further, that in the event that any Additional Notes are not fungible with the Initial Notes for federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP number and ISIN so they are distinguishable from the Initial Notes.

With respect to any Additional Notes, the Issuer shall set forth in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date and the CUSIP and/or ISIN number of such Additional Notes; and

(3) whether such Additional Notes shall be Transfer Restricted Notes.

Section 2.17 Record Date.

Except as otherwise provided or unless the context otherwise requires, such record date shall be the later of five (5) days prior to the first solicitation of such consent or the date of the most recent list of holders furnished to the Trustee.

Section 2.18 Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (except as otherwise specified as contemplated by the first paragraph of Section 2.04 hereof and subject to Sections 2.07 and 2.13 hereof) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

None of the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.19 Computation of Interest.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Initial Notes will accrue from May 23, 2018.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

Except as set forth in paragraph 5 of the Notes set forth in Exhibit A, the Issuer will not be entitled to redeem the Notes at its option prior to their Stated Maturity.

If the Issuer elects to redeem Notes, it shall furnish to the Trustee, at least 5 days (or such shorter period as may be acceptable to the Trustee) but not more than 60 days before the date a notice of redemption is sent to each Holder, an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of Notes to be redeemed and (d) the Redemption Price.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, such Notes to be redeemed shall be selected in accordance with the operating procedures of the Depositary. The Trustee shall not be responsible for any actions taken or not taken by the Depositary.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 15 days but not more than 60 days prior to a Redemption Date, the Issuer shall send or cause to be sent, by electronic transmission (for Global Notes) or first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Note Register, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance pursuant to Article 8 hereof, a satisfaction and discharge pursuant to Article 11 hereof or a redemption of the Notes subject to one or more conditions precedent.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the appropriate method for calculation of the redemption price, but need not include the Redemption Price itself; the actual Redemption Price shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two (2) Business Days prior to the Redemption Date.

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent at the address specified in such notice to collect the Redemption Price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP and/or ISIN numbers, if any, printed on the Notes; provided, however, that such notice may state that no representation is made as to the correctness of such numbers.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 days (or such shorter period allowed by the Trustee), prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Issuer) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04 Effect of Notice of Redemption.

Subject to the following paragraph, once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the Redemption Date at the Redemption Price.

Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

Section 3.05 Deposit of Redemption Price.

On or prior to 11:00 a.m. Eastern time on the Business Day prior to any Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Company or any of its Restricted Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the Redemption Date, return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08 hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Mandatory Redemption.

Except as set forth in Sections 3.09, 4.11 and 4.15 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

Section 3.08 Offer To Purchase.

(a) In the event that, pursuant to Sections 4.11 or 4.15 hereof, the Company shall be required to commence an Asset Sale Offer or a Change of Control Offer (each, an “Offer to Purchase”), it shall follow the procedures specified in this Section 3.08.

(b) The Company shall cause a notice of the Offer to Purchase to be sent at least once to the Dow Jones News Service or similar business news service in the United States.

(c) The Company shall commence the Offer to Purchase by sending, by electronic transmission (for Global Notes) or first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Note Register, a notice the terms of which shall govern the Offer to Purchase stating:

(1) that the Offer to Purchase is being made pursuant to this Section 3.08 and Sections 4.11 or 4.15, as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred, the circumstances and relevant facts regarding the Change of Control and that a Change of Control Offer is being made pursuant to Section 4.15;

(2) the principal amount of Notes required to be purchased pursuant to Sections 4.11 or 4.15, as the case may be (the “Offer Amount”), the purchase price set forth in Sections 4.11 or 4.15, as applicable (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(3) except as provided in clause (9), that all Notes validly tendered and not withdrawn shall be accepted for payment;

(4) that any Note not tendered or accepted for payment shall continue to accrue interest;

(5) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(6) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased equal to $2,000 or in integral multiples of $1,000 only;

(7) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

(8) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 shall be purchased);

(10) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(11) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(d) The Offer to Purchase shall remain open for a period of at least five (5) Business Days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control) after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

(e) On or prior to the Purchase Date, the Company shall, to the extent lawful:

(1) accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer), the Offer Amount of Notes or portions of Notes validly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

(2) deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes validly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08.

(f) The Paying Agent (or the Company, if acting as the Paying Agent) shall promptly (but in the case of a Change of Control, not later than 60 days from the date of the Change of Control) deliver to each tendering Holder the Purchase Price deposited with the Paying Agent by the Company. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date.

(h) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.11 or 4.15, as applicable, this Section 3.08 or other provisions of this Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Sections 4.11 or 4.15, as applicable, this Section 3.08 or such other provision by virtue of such compliance.

(i) If Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an Offer to Purchase and the Issuer (or any third party making a Change of Control Offer in lieu of the Issuer as described in Section 4.15(b)) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party, as the case may be, shall have the right, upon at least 15 but not more than 60 days prior notice, given not more than 30 days following such initial purchase, to purchase all of the Notes that remain outstanding following such initial purchase at a price equal to the price offered to each other Holder in the applicable Offer to Purchase, plus accrued and unpaid interest, if any, to, but excluding, the date of such second purchase (subject to the rights of Holders of the Notes of record on the relevant Record Date to receive interest due on an Interest Payment Date falling prior to such second purchase date).

(j) Other than as specifically provided in this Section 3.08, any purchase pursuant to this Section 3.08 shall be made in accordance with the provisions of Sections 3.01 through 3.06 hereof.

Section 3.09 Special Mandatory Redemption.

(a) If (i) the Fidelis Acquisition is not completed on or before September 1, 2018, or (ii) on a date prior to September 1, 2018, the Asset Purchase Agreement is terminated or the Company or the Escrow Issuer notifies the Trustee and the Escrow Agent or otherwise announces that the Asset Purchase Agreement has been or will be terminated or that the Company has determined that the Fidelis Acquisition will not otherwise be pursued (the earlier of such dates, the “Outside Date”), then the Issuer shall, no later than three Business Days following the Outside Date (the “Special Mandatory Redemption Date”), redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100.0% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, from the Issue Date to, but not including, the Special Mandatory Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”).

(b) Notice of the Special Mandatory Redemption shall be sent by the Issuer no later than the next Business Day following the Outside Date to each Holder of the Notes, the Trustee and the Escrow Agent.

(c) All notices of the Special Mandatory Redemption shall state:

(1) the Special Mandatory Redemption Date;

(2) the Special Mandatory Redemption Price;

(3) that on the Special Mandatory Redemption Date, the Special Mandatory Redemption Price shall become due and payable;

(4) the place or places where the Notes are to be surrendered for payment of the Special Mandatory Redemption Price;

(5) that the Notes shall cease to bear interest on and after the Special Mandatory Redemption Date; and

(6) the CUSIP and/or ISIN numbers, if any, printed on the Notes; provided, however, that such notice may state that no representation is made as to the correctness of such numbers.

(d) Subject to the terms of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate no later than the last Business Day prior to the Special Mandatory Redemption Date, a portion of the Escrowed Property then held by it sufficient, as determined solely by the Issuer, to pay the aggregate Special Mandatory Redemption Price. If at the time the notice of Special Mandatory Redemption is delivered the aggregate value of the Escrowed Property is less than an amount (the “Aggregate Release Amount”) equal to the sum of the (x) Special Mandatory Redemption Price on the Special Mandatory Redemption Date and (y) aggregate fees and commission payable to the initial purchasers under the Purchase Agreement (the “Initial Purchasers’ Commission”), the Issuer shall deposit or cause to be deposited into the Escrow Account, on the Business Day prior to the Special Mandatory Redemption Date, an amount in cash equal to the absolute value of such difference such that the amount of the Escrowed Property will be sufficient to pay the Special Mandatory Redemption Price and the Initial Purchasers’ Commission on the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to (i) a paying agent for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes and (ii) Citigroup Global Markets Inc. on behalf of the initial purchasers, the Initial Purchasers’ Commission. After the Special Mandatory Redemption Date and the payment of the Special Mandatory Redemption Price, all interest earned on the Escrowed Property and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption and the Initial Purchasers’ Commission shall be paid to the Company upon the Issuer’s request in accordance with the terms of the Escrow Agreement and the Company may use such funds at its discretion.

(e) The Notes shall, on the Special Mandatory Redemption Date, become due and payable, and shall be paid by the Issuer, at the Special Mandatory Redemption Price. The Notes shall cease to bear interest on and after the Special Mandatory Redemption Date.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Issuer promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1.0% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office or drop facility of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Issuer in accordance with Section 2.05 hereof.

Section 4.03 SEC Reports.

(a) Whether or not required, so long as the Notes are outstanding the Issuer will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations and deliver to the Trustee within 15 days after the filing of the same would be required by the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer would be required to file with the SEC if subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding the Issuer will file with the SEC, to the extent permitted, and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in the SEC’s rules and regulations. The Issuer will be deemed to have furnished such reports referred to in this section to the Trustee and the Holders of the Notes if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2018, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year, has been made under the supervision of the signing Officers with a view to determining whether the Issuer and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) The Issuer shall deliver to the Trustee, within 30 days after the occurrence or becoming aware thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and/or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Organizational Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its organizational existence, and that of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the organizational existence of any Restricted Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 4.07 shall not apply to the consummation of the Escrow Merger and the Assumption.

Section 4.08 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (including Disqualified Stock) other than to the Issuer; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock in reliance on this Section 4.08(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of such Indebtedness and Disqualified Stock of Restricted Subsidiaries that are not Guarantors outstanding under this Section 4.08(a) (excluding, for the avoidance of doubt, the aggregate amount of Indebtedness incurred by such Restricted Subsidiaries and then outstanding as Permitted Debt) exceeds $500.0 million.

(b) So long as no Default shall have occurred or be continuing or would be caused thereby, Section 4.08(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of additional Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness and letters of credit of the Issuer and any Restricted Subsidiary of the Issuer incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and any Restricted Subsidiaries thereunder) does not exceed the greater of (x) $3,500.0 million and (y) 20.0% of Consolidated Total Assets (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (13));

(2) the incurrence by the Issuer and any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and any of its Restricted Subsidiaries of Indebtedness represented by the Initial Notes issued on the Issue Date;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $800.0 million and (y) 2.5% of Consolidated Total Assets at any time outstanding;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or which serves to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under Section 4.08(a) or clauses (2), (3), (4), (12), (18), (22) or this clause (5) of this Section 4.08(b);

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or other similar Obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or shares of Capital Stock of a Restricted Subsidiary of the Issuer, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or shares of Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition;

(8) the incurrence of Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) letters of credit for the account of the Issuer or any of its Restricted Subsidiaries or (b) other obligations to reimburse third parties pursuant to any surety bond, performance bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for provider claims, workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations; provided that such Hedging Obligations are related to business transactions of the Issuer or its Restricted Subsidiaries entered into in the ordinary course of business and are entered into for bona fide hedging purposes (and not for speculative purposes) of the Issuer or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Issuer);

(10) the Guarantee by the Issuer or any of the Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.08; provided that if the Indebtedness being Guaranteed is incurred by the Issuer and is subordinated to the Notes, then the Guarantee of such Indebtedness by any of its Restricted Subsidiaries shall be subordinated to the same extent as the Indebtedness Guaranteed;

(11) Indebtedness incurred by a Foreign Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $1,000.0 million or (y) 3.25% of the Issuer’s Consolidated Total Assets;

(12) Acquired Debt or other Indebtedness, which in the case of other Indebtedness, is incurred reasonably contemporaneously to finance an acquisition, merger, consolidation or amalgamation; provided that after giving effect thereto, (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in Section 4.08(a), or (b) the Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such incurrence for which internal financial statements are available would be no worse than immediately prior thereto;

(13) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to the Issuer and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to the Issuer or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by the Issuer as, incurred at such time (or at the time initially incurred) under one or more of the other provisions of this Section 4.08;

(14) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness to the extent the proceeds thereof are used to purchase Notes pursuant to a Change of Control Offer, Asset Sale Offer or to defease, discharge, repurchase or redeem the Notes, in each case, in accordance with the terms of this Indenture;

(15) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(16) Real Estate Indebtedness, not to exceed in the aggregate at any one time outstanding the greater of (x) $1,600.0 million or (y) 5.0% of the Issuer’s Consolidated Total Assets;

(17) Indebtedness in respect of secured or unsecured letters of credit incurred by the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $750.0 million;

(18) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, defease, renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed the greater of (x) $1,600.0 million and (y) 5.0% of Consolidated Total Assets;

(19) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is satisfied within five Business Days of incurrence;

(20) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer in respect of cash management services entered into in the ordinary course of business and Guarantees of the Obligations of the Issuer or any Restricted Subsidiary in respect of such Indebtedness;

(21) Indebtedness incurred by the Issuer or any Restricted Subsidiary of the Issuer to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s right to effect Legal Defeasance or Covenant Defeasance, in each case in accordance with this Indenture; and

(22) Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (22) and then outstanding, will not exceed in aggregate principal amount 100.0% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by the Issuer since February 11, 2016 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer, in either case, that have been converted into or exchanged for such Equity Interests of the Issuer (other than Equity Interests or Disqualified Stock or debt securities sold to a Restricted Subsidiary of the Issuer); provided, however, that (a) any such net cash proceeds or other property that is so received or contributed shall not increase the amount available for making Restricted Payments under clause (C)(II) of Section 4.09(a) to the extent that the Issuer or any of its Restricted Subsidiaries incurs Indebtedness in reliance thereon under this clause (22) and (b) any such net cash proceeds or other property that is so received or contributed shall be excluded for purposes of determining the amount of Indebtedness that may be incurred under this clause (22) to the extent that such net cash proceeds or other property have been applied to make Restricted Payments or other payments, redemptions, repurchases, retirements, repayments, defeasances or other acquisitions pursuant to Section 4.09(b).

(c) For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) of Section 4.08(b) or is entitled to be incurred pursuant to Section 4.08(a), in each case, as of the date of incurrence thereof, the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part), or divide (or later redivide in whole or in part) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.08 and such Indebtedness will be treated as having been incurred pursuant to such clauses or Section 4.08(a) hereof, as the case may be, designated by the Issuer. Indebtedness under Credit Facilities outstanding on the Issue Date or the Assumption Date will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Equity Interests as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.08. Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.08. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary of the Issuer may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the Guarantee by the specified Person of any indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others Guaranteed by means of a Lien on any asset of the specified Person, the lesser of (A) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured. The amount of any category of Permitted Refinancing Indebtedness outstanding as of any date shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) (collectively “Permitted Refinancing Expenses”) paid or incurred by the Issuer or any of its Restricted Subsidiaries in connection with the incurrence of such Permitted Refinancing Indebtedness since the Issue Date.

(d) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be, unless made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

(e) This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Indebtedness secured by a Lien merely because it is unsecured, (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is Guaranteed by different obligors, (3) Indebtedness which is not Guaranteed as subordinated or junior to Indebtedness that is Guaranteed merely because of such Guarantee and (4) Indebtedness secured by a Lien as subordinated because of the application of waterfall or other payment-ordering or collateral-sharing provisions affecting such Indebtedness.

Section 4.09 Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (ii) to the Issuer or a wholly owned Restricted Subsidiary of the Issuer or to all holders of Capital Stock of a Restricted Subsidiary of the Issuer on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any of its Restricted Subsidiaries (other than any such Equity Interests owned by the Issuer or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(B) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (b)(2), (3), (4), (5), (6), (7), (8) and (9) of this Section 4.09, is less than the sum, without duplication, of:

(I) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter ended March 31, 2016 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit), plus

(II) 100.0% of the aggregate net cash proceeds (and the Fair Market Value of property other than cash) received by the Issuer and its Restricted Subsidiaries since February 11, 2016 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer, in either case, that have been converted into or exchanged for such Equity Interests of the Issuer (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of the Issuer) (subject, in each case of this clause (C)(II), to the proviso set forth in clause (22) of Section 4.08(b), plus

(III) to the extent that any Restricted Investment that was made after February 11, 2016 is sold for cash or otherwise liquidated or repaid for cash, the cash proceeds and Fair Market Value, of property and marketable securities received with respect to such Restricted Investment (less the cost of disposition, if any), plus

(IV) to the extent any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary of the Issuer under the terms of this Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into the Issuer or a Restricted Subsidiary of the Issuer, an amount equal to the Fair Market Value of the Issuer’s and the Restricted Subsidiaries’ aggregate Investment in such Unrestricted Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(V) $700.0 million.

(b) So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or consummation of any redemption within 60 days after the date of declaration of the dividend or the giving of a redemption notice, respectively, if at the date of declaration or the giving of a redemption notice, the dividend payment or redemption, respectively, would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement, repayment, defeasance or other acquisition of any Subordinated Obligations or of any Equity Interests of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds from such sale that are utilized for any such redemption, repurchase, retirement, repayment, defeasance or other acquisition will be excluded from clause (C)(II) of Section 4.09(a);

(3) the redemption, repurchase, repayment, retirement, defeasance or other acquisition of any Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, repayment, retirement, defeasance or other acquisition will be excluded from clause (C)(II) of Section 4.09(a);

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer (a) held by any current or former director, officer, employee or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by the Issuer from time to time or pursuant to any agreement with any director, officer, employee or consultant of the Issuer or (b) from an employee of the Issuer upon the termination of such employee’s employment with the Issuer; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) may not exceed $30.0 million in any twelve-month period, with any unused amounts in any twelve-month period being carried forward to the next two succeeding twelve-month periods; and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries that occurs after the Issue Date; provided that such cash proceeds utilized for redemptions, repurchases or other acquisitions or retirements will be excluded from clause (C)(II) of Section 4.09(a) plus (B) the cash proceeds of “key man” life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any twelve-month period, it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4));

(5) repurchases, acquisitions or retirements of Capital Stock of the Issuer deemed to occur upon the exercise or vesting of stock options, warrants or restricted stock or similar rights under employee benefit plans of the Issuer or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof or withholding tax thereon;

(6) any Restricted Payments so long as the Total Debt Ratio is no more than 3.50 to 1.0 on a pro forma basis after giving effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of such twelve-month period most recently ended;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.09 (as determined in good faith by the Board of Directors of the Issuer);

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock pursuant to provisions substantially identical to those in Sections 4.11 and 4.15 hereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes validly tendered and not withdrawn by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(9) other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (9), do not exceed the greater of (x) $1,600.0 million and (y) 5.0% of Consolidated Total Assets;

(10) the payment by the Issuer of dividends on its common stock in an aggregate annual amount of $100.0 million; and

(11) any Restricted Payment pursuant to or in connection with the Transactions, to the extent consistent with the disclosure in the “Use of Proceeds” section of the Offering Memorandum.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If the Issuer or a Restricted Subsidiary of the Issuer makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income of the Issuer for any period.

(d) In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (11) of Section 4.09(b) or Permitted Investments described in the definition thereof, the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant only to the clause or clauses of this covenant or of the definition of Permitted Investment to which such Restricted Payment or Permitted Investment has been classified or reclassified.

Section 4.10 Liens.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or otherwise cause or suffer to exist or become effective any consensual Liens of any kind (other than Permitted Liens) against or upon any of their respective properties or assets, now owned or hereafter acquired, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, to secure any Indebtedness of the Issuer unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the Notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes with the same relative priority as such Indebtedness has with respect to the Notes.

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.10(a) shall provide by its terms that such Lien should be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

(c) With respect to any Lien securing Indebtedness that was permitted under this Section 4.10 to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 4.11 Asset Sales.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or of the Equity Interests of any Restricted Subsidiary of the Issuer issued, sold, transferred, conveyed or otherwise disposed of as determined in good faith by the Issuer’s management; and

(2) at least 75.0% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet prepared in accordance with GAAP, of the Issuer or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets whereby the Issuer or such Restricted Subsidiary is released from further liability whether specifically agreed by such transferee or third party or by operation of law;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 5.0% of the Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available prior to the date on which such Designated Non-cash Consideration is received (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this Section 4.11(2) and for no other purpose.

To the extent that the Fair Market Value of any Asset Sale exceeds 10.0% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available prior to the date on which such Net Proceeds are received (with the Fair Market Value of each Asset Sale being measured at the time of such Asset Sale), then, within 365 days after the receipt of any Net Proceeds from any such Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or such Restricted Subsidiary may apply those Net Proceeds (but shall only be required to apply that portion of the Net Proceeds from such Asset Sale that exceeds 10.0% of Consolidated Total Assets) at its option (or any portion thereof):

(1) to permanently repay Senior Debt of the Issuer (other than Indebtedness owed to the Issuer or any Affiliate of the Issuer) and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or all of the Capital Stock of, another Person engaged in a Permitted Business; or

(3) to acquire other long-term assets or property that are used in a Permitted Business;

provided that a binding commitment to apply Net Proceeds as set forth in clauses (1), (2) and (3) above shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 365 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then the Issuer or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth in clauses (1), (2) and (3) above before the expiration of such 365-day period from the date of such Acceptable Commitment, and, in the event the Issuer or such Restricted Subsidiary fails to do so, such Net Proceeds shall constitute Excess Proceeds. Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that were required to be applied in accordance with the first sentence of the immediately preceding paragraph and that are not so applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $150.0 million, within 30 days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness that is pari passu with the Notes, such other Indebtedness on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. The Issuer may satisfy the foregoing obligations in this Section 4.11 with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer prior to the expiration of the Asset Sale Proceeds Application Period (an “Advance Offer”) with respect to all or part of the available Net Proceeds from Asset Sales (the “Advance Portion”) in advance of being required to do so by this Indenture.

If any Excess Proceeds (or, in the case of an Advance Offer, any of the Advance Portion) remain after consummation of the purchase of all validly tendered and not withdrawn Notes pursuant to an Asset Sale Offer, the Issuer may use such remaining Excess Proceeds or Advance Portion, as the case may be, for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds or, in the case of an Advance Offer, the amount of the Advance Portion, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and pari passu Indebtedness; provided, however, that no Notes or other pari passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Upon completion of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of the amount of Excess Proceeds.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.11 or Section 3.08 by virtue of such compliance.

Section 4.12 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (including the Revolving Credit Facility) and other contractual encumbrances or restrictions as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive (as determined in good faith by the Board of Directors or senior management of the Issuer), taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture and the Notes;

(3) applicable law, rule, regulation or order of, or arrangement with, any regulatory body or agency including under contracts with domestic or foreign governments or agencies thereof entered into in the ordinary course of business or consistent with past practice;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of this Indenture;

(5) restrictions on cash or other deposits or net worth imposed by customers or governmental regulatory bodies or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with industry practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph of this Section 4.12;

(8) any agreement for the direct or indirect sale or other disposition of a Restricted Subsidiary of the Issuer or the assets of a Restricted Subsidiary of the Issuer that restricts distributions by such Restricted Subsidiary pending its sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors or senior management of the Issuer);

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.10 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which encumbrance or restriction is applicable only to the assets or property that are the subject of such agreements;

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, preferred stock or Disqualified Stock permitted to be incurred or issued under Section 4.08 provided, however, that the incurrence of such Indebtedness or the issuance of such preferred stock or Disqualified Stock that the encumbrances or restrictions contained in any such agreement or instrument, taken as a whole, either (a) are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Revolving Credit Facility (as determined in good faith by the Board of Directors or senior management of the Issuer) or (b) will not adversely affect, in any material respect, the Issuer’s ability to pay the Obligations under this Indenture when due (as determined in good faith by the Board of Directors or senior management of the Issuer);

(13) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, preferred stock or Disqualified Stock permitted to be incurred or issued by Foreign Restricted Subsidiaries under Section 4.08; provided, however, that such agreement or instrument imposes restrictions and encumbrances solely on the Foreign Restricted Subsidiaries party thereto; and

(14) any encumbrance or restriction on any Restricted Subsidiary organized in jurisdictions, states or other political subdivisions thereof where such encumbrances or restrictions are customary.

(d) For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of (including the application of any standstill requirements) loans and advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.13 Affiliate Transactions.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration, taken together with any related Affiliated Transactions, in excess of $20.0 million, unless:

(1) the Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, the Board of Directors of the Issuer has determined that such Affiliate Transaction complies with this Section 4.13 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to this Section 4.13:

(1) transactions solely between or among the Issuer and/or any of its Restricted Subsidiaries or solely among its Restricted Subsidiaries;

(2) issuances or sales of Equity Interests of the Issuer (other than Disqualified Stock) to Affiliates of the Issuer;

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director, employee or consultant of the Issuer or a Restricted Subsidiary of the Issuer entered into in the ordinary course of business;

(4) any payments or other transactions pursuant to a Tax Sharing Agreement;

(5) any Restricted Payments, Permitted Investments or other transactions made in compliance with Section 4.09;

(6) loans and advances to non-executive officers, employees or consultants of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business made in accordance with the past practices of the Issuer or any of its Restricted Subsidiaries;

(7) any agreement as in effect on the Issue Date or any amendment thereto so long as any such amendment is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(8) sales or other dispositions of accounts receivable or licensing royalties and related assets to a Securitization Subsidiary in a Qualified Securitization Transaction; provided that such accounts receivable or licensing royalties are customarily transferred in such a transaction;

(9) any employment agreements, consultant agreements or employee benefit arrangements with any employee, consultant, officer or director of the Issuer or any of its Restricted Subsidiaries, including under any stock option, stock appreciation right, stock incentive or similar plan, entered into in the ordinary course of business, and the transactions pursuant thereto;

(10) any transaction effected as part of a Qualified Securitization Transaction;

(11) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary of the Issuer or is merged or consolidated into the Issuer or a Restricted Subsidiary of the Issuer; provided that such transaction is not entered into in contemplation of such event;

(12) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(13) (a) transactions with customers, clients, suppliers, landlords, lessors, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party (as determined in good faith by the Board of Directors or senior management of the Issuer) and (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(14) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in such Person;

(15) transactions with an Affiliate of the Issuer where the only consideration paid by the Issuer or any Restricted Subsidiary of the Issuer is Capital Stock of the Issuer (other than Disqualified Stock);

(16) Guarantees permitted to be incurred or issued under Section 4.08;

(17) intercompany transactions undertaken for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture as determined by the Board of Directors or senior management of the Issuer in good faith; and

(18) the Transactions.

Section 4.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Issuer’s Board of Directors may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default and if that designation otherwise is consistent with the definition of an Unrestricted Subsidiary. If any of the Restricted Subsidiaries of the Issuer is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of that designation and will reduce the amount available for Restricted Payments under Section 4.09(a) or Permitted Investments, as determined by the Issuer. The designation of such a Subsidiary or Person as an Unrestricted Subsidiary will be permitted only if the Investment would be permitted at the time the Restricted Subsidiary is designated as an Unrestricted Subsidiary and, in any case, if that Subsidiary or Person otherwise satisfies the requirements set forth in the definition of Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under the provisions of Section 4.09. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of Section 4.08 the Issuer will be in Default. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.08, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

(c) Any Subsidiary of an Unrestricted Subsidiary shall also be deemed an Unrestricted Subsidiary.

(d) For the avoidance of doubt, the Escrow Issuer shall be deemed an Unrestricted Subsidiary prior to the Assumption Date. Prior to the Assumption Date, the Escrow Issuer shall be subject to Section 4.19.

Section 4.15 Repurchase at the Option of Holders Upon a Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer shall, within 30 days following the date upon which a Change of Control occurred, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.08. Each Holder shall have the right to accept such offer and require the Issuer to repurchase all or any portion (equal to $2,000 or an integral multiple of $1,000) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to 101.0% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the Purchase Date).

(b) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to the Issuer and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as provided in Section 3.03, unless and until there is a Default in the payment of the Redemption Price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16 Limitation on Issuances of Guarantees of Indebtedness.

(a) The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the Notes; or (2) pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the Notes.

(b) The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer, if the sale or other disposition is permitted under Section 4.11;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer, if the sale or other disposition does not violate the provisions of this Indenture, including Section 4.11; and such Guarantor ceases to be a Restricted Subsidiary as a result of such sale or other disposition;

(3) if the Issuer designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes as provided under Sections 8.02, 8.03 and 11.01; or

(5) if such Guarantor is released from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

(c) The form of Subsidiary Guarantee is attached hereto as Exhibit B and the related form of supplemental indenture is attached hereto as Exhibit D. Notwithstanding the foregoing terms of this Section 4.16, if the Issuer guarantees Indebtedness incurred by any of its Restricted Subsidiaries, such Guarantee by the Issuer will not require any of its Restricted Subsidiaries to provide a Subsidiary Guarantee for the Notes.

Section 4.17 Covenant Termination.

Following the first day after the Assumption Date:

(a) the Notes have an Investment Grade Rating; and

(b) no Default has occurred and is continuing under this Indenture;

the Issuer and its Restricted Subsidiaries shall cease to be subject to the provisions of:

(1) Section 4.08;

(2) Section 4.09;

(3) Section 4.11

(4) Section 4.12;

(5) Section 4.13; and

(6) Section 4.16

(collectively, the “Terminated Covenants”). No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain an Investment Grade Rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect. The Terminated Covenants will not be reinstated even if the Issuer subsequently does not satisfy the requirements set forth in clauses (a) and (b) of this Section 4.17. After the Terminated Covenants have been terminated, the Issuer and its Restricted Subsidiaries shall remain subject to the provisions of Section 4.15 and the following Sections:

(1) Section 4.03;

(2) Section 4.10; and

(3) Section 5.01 (other than the financial test set forth in clause (a)(4) thereof).

Section 4.18 Escrow Agreement.

(a) Concurrently with the issuance of the Initial Notes on the Issue Date, the Escrow Issuer shall enter into the Escrow Agreement, pursuant to which the Escrow Issuer will deposit or cause to be deposited in an escrow account (the “Escrow Account”) with the Escrow Agent (i) an amount in cash equal to the gross proceeds of the offering of the Initial Notes issued on the Issue Date and (ii) an additional amount in cash (collectively, with any other property from time to time held by the Escrow Agent for the benefit of the Holders, the “Escrowed Property”) that, when taken together with the gross proceeds deposited into the Escrow Account, will be sufficient to fund a Special Mandatory Redemption of the Initial Notes on May 31, 2018, if a Special Mandatory Redemption were to occur on such date, plus an amount equal to five days of interest accrued on the Initial Notes. In addition, pursuant to the Escrow Agreement, on or prior to the date that is five Business Days prior to the last day of each month, from and including May 2018 through and including August 2018 (in each case, unless the Escrowed Property has been released in accordance with the terms of the Escrow Agreement (such release, the “Escrow Release”), the Issuer will deposit or cause to be deposited into the Escrow Account an amount of cash equal to the amount of interest that will accrue on the Initial Notes from (and including) the first day of the following month through (and including) the last day of such following month.

(b) From the Issue Date until the Escrow Release, the Trustee shall, for the benefit of the Trustee and the Holders of the Notes, be granted a security interest in the Escrow Issuer’s right in the Escrowed Property pursuant to Section 15 of the Escrow Agreement. Upon the Escrow Release, such security interest of the Trustee on the Escrowed Property shall be automatically extinguished.

(c) From the Issuer Date until the Release, the Escrowed Property shall be invested by the Escrow Agent in Cash Equivalents as set forth in the Escrow Agreement.

(d) The Issuer shall only be entitled to direct the Escrow Agent to release the Escrowed Property upon satisfaction of the conditions set forth in the Escrow Agreement, which shall be certified in writing by the Issuer in an Officers’ Certificate delivered to the Trustee and the Escrow Agent contemporaneously with the release of any Escrowed Property.

Section 4.19 Limitations on Activities Prior to the Escrow Merger.

(a) Prior to the Escrow Merger, the Escrow Issuer shall remain a wholly-owned Subsidiary of the Company and shall limit its activities to (i) issuing the Initial Notes, (ii) performing its obligations under this Indenture, the Purchase Agreement and the Escrow Agreement (including the granting of a security interest on the Escrowed Property), (iii) instructing the Escrow Agent with respect to the investment of the Escrowed Property in accordance with the terms of the Escrow Agreement, (iv) consummating the Escrow Merger, (v) redeeming the Notes on the Special Mandatory Redemption Date, if applicable and (vi) conducting such other activities as are necessary or appropriate to carry out the activities described in this Section 4.19. Prior to the Escrow Merger, the Escrow Issuer will not own, hold or otherwise have any interest in any assets other than the Escrowed Property. The Escrow Issuer shall not engage in any business operations or other activities, notwithstanding anything to the contrary contained in this Indenture, including incurring Indebtedness, issuing Disqualified Stock, making Restricted Payments, consummating Asset Sales, entering into Affiliate Transactions, incurring or permitting to exist any Lien on any of its properties, other than those contemplated by this Section 4.19(a).

(b) To the extent the Company or any Restricted Subsidiary has incurred Indebtedness, issued Disqualified Stock, made any Restricted Payments, consummated any Asset Sales, entered into any Affiliate Transactions, incurred or permitted to exist any Lien on any of its properties, or otherwise taken any action or engaged in any activities during the period beginning on the Issue Date and ending on the Assumption Date, such actions and activities shall be treated and classified under this Indenture as if this Indenture and the covenants set forth herein had applied to the Company and its Restricted Subsidiaries during such period, except for any covenant which, by its terms, is incapable of being complied with by the Company or any of its Restricted Subsidiaries prior to the Assumption Date.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets

(a) Except for the Escrow Merger (which is explicitly permitted), the Issuer may not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either:

(A) the Issuer is the surviving Person or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a Person organized or existing under the laws of the United States of America, any state thereof or the District of Columbia; provided, however, that, in the case that the Surviving Entity is not a corporation, a corporation organized or existing under such laws is a co-obligor under the Notes and this Indenture;

(2) the Surviving Entity expressly assumes, pursuant to agreements reasonably satisfactory to the Trustee, all the Obligations of the Issuer under the Notes and this Indenture;

(3) immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing; and

(4) except with respect to a consolidation or merger of the Issuer with or into a Restricted Subsidiary of the Issuer, the Issuer or the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the four full fiscal quarters immediately preceding such transaction for which internal financial statements are available, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a) hereof or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of the Issuer for four full fiscal quarters immediately preceding such transaction for which internal financial statements are available.

(b) The sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer, which properties or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Issuer.

Section 5.02 Successor Corporation Substituted.

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or a Guarantor, as applicable, under this Indenture; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations under a Subsidiary Guarantee, if any, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Issuer, taken as a whole), or

(b) a lease.

Section 5.03 Escrow Merger.

Upon the consummation of the Assumption, the Company shall (i) execute and deliver to the Trustee an Officers’ Certificate identifying and confirming the Assumption Date, (ii) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C. At the time of the Escrow Release, the Escrow Merger shall be completed, whereupon the Company shall be the Surviving Entity and shall succeed to, and be substituted for, and may exercise every right and power of, the Escrow Issuer under this Indenture, and (iii) deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture complies with the requirements of this Section 5.03 and has been duly authorized, executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of the Company. Notwithstanding anything in this Indenture to the contrary, the Escrow Merger upon (or substantially concurrently with) the consummation of the Assumption shall be permitted under this Indenture.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) default for 30 consecutive days in the payment when due and payable of interest on the Notes;

(b) default in the payment when due and payable of the principal of or premium, if any, on the Notes (upon maturity, redemption, required repurchase or otherwise);

(c) failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 5.01;

(d) failure by the Issuer or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described under Sections 4.11 and 4.15 hereof;

(e) failure by the Issuer for 120 days after notice to comply with the provisions described under Section 4.03;

(f) failure by the Issuer or any of its Restricted Subsidiaries for 60 consecutive days after notice to the Issuer by the Trustee or the Holders of at least 25.0% in the aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with any of its other covenants or agreements in this Indenture or the Notes;

(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of such Indebtedness at its express maturity prior to the expiration of any applicable grace period (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250.0 million or more;

(h) failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $250.0 million, which judgments are not paid, discharged or stayed for a period of 90 days;

(i) the Issuer or any Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any of its Significant Subsidiaries or any group of its Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 90 consecutive days; and

(k) the failure by the Issuer to pay or cause to be paid the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, if required under Section 3.09.

Section 6.02 Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(i) or (j) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25.0% in aggregate principal amount of the outstanding Notes shall, or the Holders of at least 25.0% in aggregate principal amount of outstanding Notes may, declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding Notes, to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section 6.01(i) or (j) the principal, premium, if any, and accrued and unpaid interest, if any, of all of the outstanding Notes shall become due and payable immediately without any further action or notice on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.

Section 6.04 Waiver of Defaults.

(a) The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes (i) waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (A) in the payment of the principal of, premium, if any, or interest, on the Notes and (B) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment and (ii) rescind any acceleration and its consequences with respect to the Notes.

(b) Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to Sections 7.01, 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.06 Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Issuer;

(b) Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding have made written request and offered indemnity to the Trustee reasonably satisfactory to it to institute such proceeding as Trustee; and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its assets or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision herein to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Issuer or the Holders of 25.0% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance of the Issuer’s covenants herein.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) [Reserved].

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including without limitation as Secured Party under the Escrow Agreement, as defined herein), and each agent, custodian and other Person employed to act hereunder.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall send to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within one year preceding the reporting date, no report need be transmitted), if so required by TIA §313(a). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also send all reports as required by TIA §313(c).

A copy of each report at the time of its sending to the Holders shall be sent to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07 Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer, and the Guarantors, if any, shall, jointly and severally, indemnify the Trustee, its directors, officers, employees or agents or any predecessor Trustee against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees and expenses (for purposes of this Section 7.07, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses have been determined to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice and for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations under this Section 7.07. The Issuer shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Issuer and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Issuer and the Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes.

To secure the Issuer’s and Guarantors’, if any, payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and enter into a supplemental indenture with the retiring Trustee and the Issuer in which it assumes the rights, powers and duties of the Trustee under this Indenture. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Issuer, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver a supplemental indenture hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes have been assumed by a successor Trustee and in the case where any retiring Trustee is retiring only with respect to some of the Notes that the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million (or a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1).

Section 7.11 [Reserved]

Section 7.12 Escrow Agreement.

The Trustee is hereby directed to agree to the appointment of the Escrow Agent and is hereby directed to enter into the Escrow Agreement. The Trustee is not responsible for the contents or sufficiency of the Escrow Agreement; and in entering into the Escrow Agreement, and with respect to all matters arising under the Escrow

Agreement, the Trustee shall have the rights, protections, immunities and indemnities granted to it under this Indenture. Neither the Trustee nor any Holder (whether acting directly or by direction or demand to the Trustee) shall be entitled or permitted to give any direction to, or make any demand upon, the Escrow Agent that would be contrary to, or in conflict with, the provisions governing the Escrow Release in accordance with the Escrow Agreement, or as otherwise expressly set forth hereto or thereto.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Sections 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8. Any such election shall be evidenced by a Board Resolution set forth in an Officers’ Certificate.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its Obligations with respect to all outstanding Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor, if any, shall be released from all of its obligations under its Subsidiary Guarantee. For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) of this Section 8.02, and to have satisfied all its other Obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Issuer’s Obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantor’s, if any, Obligations in connection therewith and (d) this Article 8. If the Issuer exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its Obligations under the covenants contained in Sections 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15 and 4.16 hereof, and the operation of Section 5.01(a)(4)), with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor, if any, shall be released from all of its Obligations under its Subsidiary Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above in this Section 8.03, the remainder of this Indenture and such Notes shall be unaffected thereby. If the Issuer exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clause (c) (with respect to the covenant contained in Section 5.01(a)(4) hereof), clause (d) (with respect to the covenants contained in Section 4.08, 4.09, 4.11 and 4.15 hereof), clause (f) (with respect to the covenants contained in Sections 4.10, 4.12, 4.13 and 4.16 hereof), and clauses (g), (h), (i) and (j) (but in the case of (i) and (j) of Section 6.01, with respect to Significant Subsidiaries only) of Section 6.01.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Issuer irrevocably deposits with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (a copy of which shall be provided to the Trustee), to pay the principal, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the next Redemption Date, as the case may be, and the Issuer shall specify whether the Notes are being defeased to maturity or to such particular Redemption Date;

(b) in the case of Legal Defeasance, the Issuer shall deliver to the Trustee an Opinion of Counsel confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries are bound;

(f) the Issuer shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding such other creditors; and

(g) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Cash and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any cash or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Issuer after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Issuer’s Obligations then owing with respect to the Notes.

Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable Government Securities in accordance with Sections 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Sections 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its Obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder to:

(1) to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets or any other transaction that complies with this Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that the Issuer determines in good faith (as certified in an Officers’ Certificate) does not materially and adversely affect the legal rights under this Indenture of any such Holder;

(5) to provide for the issuance of Additional Notes in accordance with this Indenture; or

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes;

(8) to evidence and provide the acceptance of the appointment of a successor trustee under this Indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s or a Guarantor’s Obligations under this Indenture in property or assets;

(10) to comply with the rules of any applicable Depositary;

(11) to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of this Indenture when permitted or required pursuant to the terms herein;

(12) to conform the text of this Indenture, the Notes or the Subsidiary Guarantees to the corresponding provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees; or

(13) to comply with Section 5.01.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption or repurchase of any Note (other than provisions relating to Section 4.15 (and any applicable definitions));

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions (including applicable definitions) of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than provisions relating to Section 4.15 (and any applicable definitions));

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 4.11 or 4.15 hereof);

(8) make any material change in the provisions of Sections 3.09 or 4.18 of this Indenture;

(9) make any change in the Escrow Agreement that would adversely affect the Holders in any material respect; or

(10) make any change in the preceding amendment and waiver provisions.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holder of each Note affected thereby to such Holder’s address appearing in the Note Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment or supplemental indenture until its Board of Directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 10.

SUBSIDIARY GUARANTEES

Section 10.01 Subsidiary Guarantee.

Subject to this Article 10, any Guarantor that executes and delivers a supplemental indenture pursuant to this Indenture shall, upon execution and delivery of its supplemental indenture, jointly and severally and unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee under this Indenture and the Notes, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Subsidiary Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or the Obligations of the Issuer under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Obligations under the Subsidiary Guarantees or any other Person, (2) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuer or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the Obligations under the Subsidiary Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any

Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 10.02 Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (x) the aggregate amount of the Issuer’s obligations under the Notes and this Indenture or (y) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (x) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (y) above.

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of 10.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 10.03 Execution and Delivery of Subsidiary Guarantee.

To evidence its Subsidiary Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

The Issuer hereby agrees that it shall cause each Person that becomes obligated to provide a Subsidiary Guarantee pursuant to Section 4.16 to execute a supplemental indenture in form and substance reasonably satisfactory to the Trustee, pursuant to which such Person provides the Guarantee set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Issuer also hereby agrees to cause each such new Guarantor to evidence its Guarantee by endorsing a notation of such Subsidiary Guarantee on each Note as provided in this Section 10.03.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a) subject to Section 10.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuer) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture and any Subsidiary Guarantee on the terms set forth herein; and

(b) the Guarantor complies with the requirements of Article 5 hereof (to the extent applicable).

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 10.05 Releases Following Merger, Consolidation or Sale of Assets, Etc.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Issuer, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its Subsidiary Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.11. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 4.15, such Subsidiary shall be released and relieved of any obligations under its Subsidiary Guarantee. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.11, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect, as to all Notes issued hereunder, when:

(a) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 11.02 Deposited Cash and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03 Repayment to Issuer.

Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer.

ARTICLE 12.

MISCELLANEOUS

Section 12.01 Trust Indenture Act Not Applicable.

This Indenture shall not be required to be qualified under the TIA, as amended, and shall not be subject to the provisions thereunder.

Section 12.02 Notices.

Any notice or communication by the Issuer or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Issuer:

Centene Corporation

7700 Forsyth Boulevard

St. Louis, MO 63102

Attention: Chief Financial Officer

Telecopier No.: (314) 725-5180

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, Suite 700

Chicago, Illinois 60602

Attention: Corporate Trust Administration

Telecopier No.: (312) 827-8542

The Issuer or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Note Register.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.03 [Reserved]

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under any provision of this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any Obligations of the Issuer or of the Guarantors under the Notes, this Indenture, any supplemental indenture, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 12.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All covenants and agreements of the Issuer in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Waiver of Jury Trial.

EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.15 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.16 Submission to Jurisdiction.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.17 FATCA Withholding.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, Issuer, Trustee, Paying Agent, Holder or other institution is or has agreed to be subject to related to this Indenture and the Notes, the Issuer agrees (a) to provide to the Trustee and/or any other Paying Agent upon its request information in the Issuer’s possession about applicable parties and/or transactions (including any modification to the terms of such transactions) so that the Trustee or any other Paying Agent can determine whether it has tax related obligations under Applicable Law, and (b) that the Trustee and/or any other Paying Agent shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee or any other Paying Agent shall not have any liability to the Issuer for its withholding or deduction from payment under this Indenture to the extent necessary to comply with Applicable Law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed.

Issuer: CENTENE ESCROW I CORPORATION

Dated: May 23, 2018	By:	/s/ Jeffrey A. Schwaneke
Name: Jeffrey A. Schwaneke Title: Executive Vice President and Chief Financial Officer

Trustee: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Dated: May 23, 2018	By:	/s/ R. Tarnas
Name: R. Tarnas Title: Vice President

[Signature Page to Indenture]

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO NOTES

1. Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Resale Restriction Termination Date” means, in the case of Restricted Notes sold in reliance on Rule 144A, the expiration of the applicable holding period with respect to such Notes set forth in Rule 144(d)(i) of the Securities Act and, in the case of Restricted Notes sold in reliance on Regulation S, 40 days after the later of the original issue date of such Notes and the date on which such Notes (or any predecessor of such Notes) was first offered to persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S.

“Transfer Restricted Notes” means Initial Notes or Additional Notes that bear or are required to bear the transfer restrictions legend set forth in Section 2.3(d)(i) hereof.

“Unrestricted Notes” means any Notes that are not Transfer Restricted Notes.

1.2 Other Definitions.

Term	Defined in Section:
“Permanent Regulation S Global Note”	2.1(b)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(b)
“Restricted Global Note”	2.1(a)
“Restricted Period”	2.1(b)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
“Temporary Regulation S Global Note”	2.1(a)

2.

2.1 The Notes.

(a) Form and Dating. Initial Notes offered and sold to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) (“Rule 144A Global Notes”) shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, and Notes offered and sold in reliance on Regulation S under the Securities Act (“Regulation S”), shall be issued initially in the form of one or more temporary Global Notes in fully registered form (“Temporary Regulation S Global Notes”), in each case, without interest coupons and with the Global Notes legend set forth in Exhibit A and the Restricted Notes legend set forth in Section 2.3(d) (each security, unless and until becoming an Unrestricted Note, a “Restricted Global Note”), which shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Additional Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more permanent Rule 144A Global Notes, and Additional Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Temporary Regulation S Global Notes or Permanent Regulation S Global Notes, in each case, without interest coupons and with the Global Notes legend set forth in Exhibit A and the Restricted Notes legend set forth in Section 2.3, which shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the

App. - 1

Issuer and authenticated by the Trustee as hereinafter provided. Exchange Notes shall be issued (i) in the form of one or more permanent Global Notes in definitive, fully registered form without interest coupons and with the Global Notes legend set forth in Exhibit A, and shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided or (ii) in definitive form as provided in Section 2.4.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary. Separate Global Notes shall be issued to represent Rule 144A Global Notes and Regulation S Global Notes so long as required by law or the Depositary.

Except as set forth in this Section 2.1(b), beneficial interests in a Temporary Regulation S Global Note will not be exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of the Initial Note or Additional Note represented by such Temporary Regulation S Global Note and the closing of such offering (such period, the “Restricted Period”) and then, after the expiration of the Restricted Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification in form reasonably satisfactory to the Issuer and the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Prior to the expiration of the Restricted Period, beneficial interests in a Temporary Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred to a Person who the transferor reasonably believes to be a QIB and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Global Notes.

Beneficial interests in a Rule 144A Global Note that is a Transfer Restricted Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as provided herein and in this Indenture.

(c) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive Definitive Notes. Definitive Notes shall be exchangeable for beneficial interests in Global Notes only as provided in Section 2.3.

2.2 [Reserved].

2.3 Transfer and Exchange.

App. - 2

(a) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(i) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(ii) In the event that a Restricted Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Transfer Restricted Notes intended to ensure that such transfers comply with Rule 144A or Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(b) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request (x) to register the transfer of such Definitive Notes or (y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a Restricted Notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(c) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer or any Subsidiary of the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (I) a certification to that effect and (II) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d)(i).

(c) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

App. - 3

(i) certification that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A, or (B) being transferred after expiration of the Restricted Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or directing the Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (c)(i)(A)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (c)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(d) Legend.

(i) Except as permitted by the following subclauses (ii) and (iii), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

For each Rule 144A Global Note:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT, UNTIL THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO THIS NOTE SET FORTH IN RULE 144(D)(I) OF THE SECURITIES ACT, (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

App. - 4

For each Regulation S Global Note:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE FOREGOING RESALE RESTRICTIONS.

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Temporary Regulation S Global Note shall also bear the following legend:

THE RIGHTS ATTACHING TO THIS TEMPORARY REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR RULE 144A GLOBAL NOTE AND (II) THE TRANSFER OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) The Issuer, acting in its discretion, may remove the Restricted Notes legend set forth in clause (d)(i) above from any Transfer Restricted Note at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Note. Without limiting the generality of the preceding sentence, the Issuer may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Note, an Unrestricted Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a Company Order stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Note has occurred and requesting the authentication and delivery of an Unrestricted Note in exchange therefor given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Note to the Depositary or pursuant to such Depositary’s instructions or hold such Note as Custodian and shall request the Depositary to, or, if the Trustee is custodian of such Transfer Restricted Note, shall itself, surrender such Transfer Restricted Note in exchange for such Unrestricted Note without such legend and thereupon cancel such Transfer Restricted Note so surrendered, all as directed in such order.

For purposes of this Section 2.3(d)(ii), all provisions relating to the removal of the legend set forth in clause (d)(i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Note, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred.

Each holder of any Notes evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Issuer as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depositary or the Trustee may require to effect, and (C) upon the request of the Issuer, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depositary or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.3(d)(i) (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.

App. - 5

(iii) Upon any sale or transfer of a Transfer Restricted Note pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Note that does not bear the legend set forth in clause (d)(i) above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that, and if the Issuer or the Trustee so request, delivers an opinion of counsel to the effect that, such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(e) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures of the Depositary and only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Issuer for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) No Obligation of the Trustee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only in the circumstances described in Section 2.08 of this Indenture and only if such transfer complies with Section 2.3 hereof.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary or the Custodian located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof, and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.3, bear the Restricted Notes legend and Definitive Notes legend.

(c) In no event shall beneficial interests in the Temporary Regulation S Global Note be transferred or exchanged for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of Regulation S under the Securities Act.

App. - 6

EXHIBIT A

[Form of Face of Note]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]1

[Rule 144A Restricted Note Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT, UNTIL THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO THIS NOTE SET FORTH IN RULE 144(D)(I) OF THE SECURITIES ACT, (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Regulation S Restricted Note Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE FOREGOING RESALE RESTRICTIONS.

[1]	Note: To be included in a Global Note.

[Temporary Regulation S Restricted Note Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE FOREGOING RESALE RESTRICTIONS.

THE RIGHTS ATTACHING TO THIS TEMPORARY REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR RULE 144A GLOBAL NOTE AND (II) THE TRANSFER OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

GLOBAL NOTE

5.375% SENIOR NOTES DUE 2026

CUSIP ______

ISIN ______

No.                 $

CENTENE ESCROW I CORPORATION

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of              Dollars ($            ) on June 1, 2026.

Interest Payment Dates: June 1 and December 1, commencing December 1, 2018.

Record Dates: May 15 and November 15

Dated:                     , 20

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CENTENE ESCROW I CORPORATION

By:
Name: Title:

By:
Name: Title:

This is one of the

Notes referred to in the

within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory
Dated , 20

(Back of Note)

5.375% Senior Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Centene Escrow I Corporation, a Delaware corporation (such corporation, prior to the consummation of the Assumption, the “Issuer”, which term shall, upon consummation of the Assumption and thereafter, refer to Centene Corporation, a Delaware corporation, and its successors and assigns under the Indenture (the “Company”)), promises to pay interest on the principal amount of this Note at 5.375% per annum until maturity. The Issuer shall pay interest semi-annually on June 1 and December 1 of each year, commencing December 1, 2018, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from May 23, 2018. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of May 23, 2018 (the “Indenture”) between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clause (b) of this paragraph 5 and as provided in Section 3.08 (i) of the Indenture, the Notes shall not be redeemable at the option of the Issuer prior to June 1, 2021.

(b) At any time following the Assumption Date and prior to June 1, 2021, the Company may redeem all or a portion of the Notes, at once or over time, upon notice as described in Section 3.03 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the Redemption Date).

(c) At any time following the Assumption Date and prior to June 1, 2021, the Issuer may redeem the Notes, at once or over time, in an aggregate principal amount not to exceed 40% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued prior to the Redemption Date upon notice as described in Section 3.03 of the Indenture at a Redemption Price equal to 105.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling prior to the Redemption Date), with an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided, however, that:

(i) at least 50% of the original aggregate principal amount of the Initial Notes remains outstanding immediately after the occurrence of each such redemption (with any Notes held by the Issuer or its Restricted Subsidiaries being deemed to be not outstanding for the purposes of such calculation); and

(ii) each such redemption occurs within 180 days after the closing date of the related Equity Offering.

(d) On or after June 1, 2021, the Company may redeem all or any portion of the Notes, at once or over time, upon notice as described in Section 3.03 of the Indenture. The Notes may be redeemed at the Redemption Prices set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling prior to the Redemption Date). The following prices are for Notes redeemed during the 12 month period commencing on June 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2021	104.031%
2022	102.688%
2023	101.344%
2024 and thereafter	100.000%

6. Mandatory Redemption.

Except as set forth in Section 3.09 of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, Article 3 and Section 4.15 of the Indenture shall apply to the extent applicable.

(b) If the Company or any of its Restricted Subsidiaries consummates an Asset Sale, Article 3 and Section 4.11 of the Indenture shall apply to the extent applicable.

8. Notice of Redemption.

(a) Notice of redemption shall be sent at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address (or electronically for Global Notes). Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(b) Notice of a Special Mandatory Redemption shall be sent in accordance with Section 3.09 of the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The Issuer and the Trustee may amend or supplement the Indenture or the Notes in accordance with Article 9 of the Indenture.

12. [Reserved].

13. Trustee Dealings with Issuer. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any Obligations of the Issuer or of the Guarantors under this Note, the Indenture, any supplemental indenture, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by manual, facsimile or electronic signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPALS OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Centene Corporation

7700 Forsyth Boulevard

St. Louis, MO 63102

Attention: General Counsel

Telecopier No.: (314) 725-5180

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.15 of the Indenture, check the box below:

☐ Section 4.11

☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Restricted Notes legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period with respect to the Notes set forth in Rule 144(d)(i) of the Securities Act (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or a Subsidiary of the Issuer; or

(2)	☐	pursuant to a registration statement that has been declared effective under the Securities Act of 1933; or

(3)	☐	for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to another exemption from registration under the Securities Act of 1933 (other than Regulation S under the Securities Act of 1933).

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Issuer and the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as each of the Issuer and the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer and any Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of May 23, 2018 (the “Indenture”), among Centene Escrow I Corporation, as issuer (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Subsidiary Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[NAME OF GUARANTORS]

By:
Name:
Title:

B-1

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE – ASSUMPTION]

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of [•], 2018, by and between Centene Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Centene Escrow I Corporation (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 23, 2018, providing for the issuance of 5.375% Senior Notes due 2026 (the “Notes”);

WHEREAS, Section 5.03 of the Indenture requires the Company to execute this First Supplemental Indenture upon consummation of the Assumption (as defined in the Indenture) on the Assumption Date (as defined in the Indenture); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are each authorized to execute and deliver this First Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND

SECTION 2.1. Agreement to be Bound. The Company hereby assumes the Escrow Issuer’s obligations for the due and punctual payment of the principal of and interest and any Applicable Premium, if applicable, on all Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Escrow Issuer. The Company is hereby substituted for, and may exercise every right and power of, the Escrow Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor corporation under the Indenture.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications by the Company or the Trustee to each other shall be given as provided in the Indenture.

SECTION 3.2. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.3. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 3.6. Counterparts. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CENTENE CORPORATION

By:
Name:
Title:

[Signature Page to Form of Supplemental Indenture – Assumption]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name: Title:

[Signature Page to Form of Supplemental Indenture – Assumption]

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE – SUBSIDIARY GUARANTOR]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of , among (i) each of the subsidiaries of Centene Corporation (or its successor), a Delaware corporation (the “Company”), identified as a “New Guarantor” on Schedule I-A hereto (each, a “New Guarantor”), (ii) the Company and (iii) The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Centene Escrow I Corporation (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”) dated as of May 23, 2018, providing for the issuance of 5.375% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee the First Supplemental Indenture to the Original Indenture dated as of [•], 2018 (the Original Indenture, as supplemented by such First Supplemental Indenture, the “Indenture”), whereby the Company agreed to assume all of the obligations of the Escrow Issuer under the Notes and the Original Indenture;

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances the Company is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are each authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with each other New Guarantor, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

CENTENE CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee,

By:
Name:
Title:

[Signature Page to Form of Supplemental Indenture – Subsidiary Guarantor]

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